SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 18, 2005

Dear Shareholder:

I am pleased to invite you to attend the Company’s 2005 Annual Meeting of Shareholders, which will be held on Monday, May 2, 2005, beginning at 10:00 a.m., Central time, in Chicago, Illinois. We will meet in the Grand Ballroom of the Renaissance Chicago Hotel, which is located at One West Wacker Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. The following items of business will be presented:

(1)	election of four directors;

(2)	advisory vote on the appointment of the Company’s independent auditors; and

(3)	vote on seven shareholder proposals, if they are presented.

Your Board of Directors recommends a vote for the election of the nominees for director and the advisory vote on the appointment of the Company’s independent auditors. The Board recommends a vote against each of the shareholder proposals. We will also report on the activities of the Company. You will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete the accompanying proxy card and return it promptly.

Very truly yours,

Lewis E. Platt

Non-Executive Chairman of the Board

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS. Shareholders may elect to receive future distributions of proxy statements and annual reports by e-mail. To take advantage of this service, please see your proxy card and page 48 of this proxy statement for further information.

THE BOEING COMPANY

Boeing World Headquarters

100 North Riverside Plaza, Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	Monday, May 2, 2005, 10:00 a.m., Central time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.

PLACE	The Renaissance Chicago Hotel, One West Wacker Drive, Chicago, Illinois 60616-9985.

AGENDA	1. Elect four persons to the Board of Directors for three-year terms expiring in 2008.
2. Cast an advisory vote on the appointment of Deloitte & Touche LLP as independent auditors.
3. Vote on shareholder proposal on human rights policies.
4. Vote on shareholder proposal on military contracts.
5. Vote on shareholder proposal on disclosure of political contributions.
6. Vote on shareholder proposal on declassification of the board of directors.
7. Vote on shareholder proposal on simple majority vote.
8. Vote on shareholder proposal on majority vote shareholder committee.
9. Vote on shareholder proposal on independent board chairman.
10. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a shareholder at the close of business on March 3, 2005.

MEETING ADMISSION	Registered Shareholders. An admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

Beneficial Shareholders. Shareholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of March 3, 2005. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, shareholders must bring photo identification to the meeting for admission.

VOTING BY	Registered Shareholders and Participants in Savings Plans. Please vote:
PROXY	1. By Toll-Free Telephone: Call l-877-PRX-VOTE (l-877-779-8683) to vote by phone;

2.     By Internet: Go to www.eproxyvote.com/ba to vote on the Internet; or

3.     By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company’s 2005 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2004 Annual Report on or about March 18, 2005.

By Order of the Board of Directors

James C. Johnson

Corporate Secretary

i

THE BOEING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 2, 2005

PROXIES AND VOTING AT THE MEETING

Holders of Boeing stock at the close of business on March 3, 2005, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 829,364,399 shares of common stock outstanding and approximately 790,287,083 of those shares were eligible to vote. (The shares held in the ShareValue Trust for the Company’s ShareValue Plan are not entitled to vote, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 198,738 registered shareholders on the record date, and approximately 387,000 beneficial shareholders whose shares were held in “street name” through a broker or bank.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3 through 9.

The Board is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Registered shareholders can vote by telephone, the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders and savings plan participants may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.eproxyvote.com/ba and voting by following the instructions provided on the website; or

(3)	Calling l-877-PRX-VOTE (l-877-779-8683) and voting by following the instructions provided on the phone line.

In order to vote via telephone or on the Internet, please have in front of you either your proxy card or, if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and a website are contained on each of the documents. Upon entering either the phone number or the Internet address, you will be instructed on how to proceed.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans (“Plans”):

1.	The Boeing Company Voluntary Investment Plan
2.	BAO Voluntary Savings Plan
3.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation
4.	Rockwell Automation Retirement Savings Plan for Salaried Employees
5.	Rockwell Automation Retirement Savings Plan for Hourly Employees
6.	Rockwell Automation Retirement Savings Plan for Certain Employees

Plans 1 through 3 listed above are sponsored by Boeing and its subsidiaries for their employees. Plans 4 through 6 listed above are sponsored by Rockwell International Corporation for its employees (the “Rockwell Plans”), and the Company has no control over them and no responsibility for their administration.

Shares of Boeing stock held in the Plans (“Plan Shares”) are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustees how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. If you are a Plan participant, your proxy instructions must be received by the Plan trustee no later than midnight Eastern time on April 27, 2005.

The trustees will cast Plan Share votes according to the participants’ instructions. If no instructions are received, the trustees will vote the participants’ Plan Shares in accordance with the terms of the Plan, which are as follows: for plans 1 through 3 listed above, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received, whereas the trustee for the Rockwell Plans will vote in its own discretion.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	Delivering a written notice of revocation to the Corporate Secretary;

•	Delivering another proxy that is dated later than the original proxy;

•	Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

•	Attending the Annual Meeting and voting by ballot.

Beneficial shareholders cannot revoke their proxies in person at the Annual Meeting because the actual shareholders of record, banks or brokers, will not be present. Beneficial shareholders wishing to change their votes after returning voting instructions to their bank or broker should contact the bank or broker directly.

Vote Required

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. A plurality of votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. Only votes “for” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to each of the proposals other than the election of directors (i.e., Items 2-9), shareholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of Items 2-9. A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against those proposals.

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and on Item 2, even if it does not receive voting instructions from you. Items 3 through 9 of this proxy statement are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company, which has retained Georgeson Shareholder Communications Inc. (“Georgeson”), 17 State Street, New York, New York 10004, to aid in the solicitation of proxies, for fees of approximately $15,000, plus additional expenses of approximately $110,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 (available at www.sec.gov and www.boeing.com).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

ITEM 1. ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES.

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be 11. The Board is divided into three classes, each of which is composed of approximately one-third of the directors. Directors are elected by a plurality of the votes cast. Except as otherwise specified in a proxy, proxies will be voted for these nominees.

The Governance, Organization and Nominating Committee of the Board of Directors identifies and recommends to the Board the nominees to fill any vacancies on the Board and nominees to be proposed by the Board as candidates for election as directors.

Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement. Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors has proposed the following four nominees for election as directors at the Annual Meeting with three-year terms expiring in 2008. In general, the Governance, Organization and Nominating Committee works with a third-party search firm to identify potential candidates to sit on the Board of Directors. With regard to the Company’s newest directors, a third-party search firm identified Richard D. Nanula as a potential Board candidate, and Mike S. Zafirovski was initially suggested as a candidate by the then Chief Executive Officer of the Company. Both Mr. Nanula and Mr. Zafirovski met the Governance, Organization and Nominating Committee’s candidate criteria. The candidates were interviewed by Boeing representatives. Based on these interviews, Mr. Nanula and Mr. Zafirovski were selected by the Governance, Organization and Nominating Committee and approved by the Board. Mr. Zafirovski was named a director by the Board effective October 25, 2004 and is standing for election for the first time. Mr. Nanula was named a director by the Board effective January 1, 2005 and will stand for election at the Company’s 2006 Annual Meeting. The Board has determined that each of the nominees for director and continuing directors meets the criteria for independence prescribed by the NYSE listing standards.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2008

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since
Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of ConocoPhillips, Fannie Mae and St. Paul Travelers Companies. He is Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.	60	1997

W. James McNerney, Jr.	Chairman and Chief Executive Officer, 3M Company. Mr. McNerney has served as Chairman and Chief Executive Officer of 3M Company (diversified technology) since January 2001. Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 until 2000. Mr. McNerney is also a director of The Procter & Gamble Company and a member of various business and educational organizations. He is a member of the Audit Committee and the Finance Committee.	55	2001

Lewis E. Platt	Non-Executive Chairman of the Board of The Boeing Company. Mr. Platt was elected Non-Executive Chairman of the Board effective December 1, 2003. He served as President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communi-
	cations equipment) from November 1992 until July 1999, and as director and Chairman from September 1993 until his retirement in December 1999. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt was Chief Executive Officer and a director of Kendall-Jackson Wine Estates Ltd. until June 2001. He is also a director of 7-Eleven, Inc. He is a member of the Compensation Committee, the Governance, Organization and Nominating Committee, and the Special Programs Committee.	63	1999

Mike S. Zafirovski	Former President and Chief Operating Officer, Motorola, Inc. Mr. Zafirovski was President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 until January 2005. He is a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector of Motorola, Inc. from June 2000 until July 2002. Prior to joining Motorola, Mr. Zafirovski spent 24 years with General Electric Company, where he served in management positions, his most recent being President and CEO of GE Lighting from July 1999 to May 2000. He is a member of the Audit Committee and the Finance Committee.	51	2004

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2006

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since
John F. McDonnell	Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. He is also a director of Zoltek Companies, Inc. and BJC Healthcare. He is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	67	1997

Richard D. Nanula	Chief Financial Officer, Amgen, Inc. Mr. Nanula has served as Chief Financial Officer of Amgen, Inc. (biotechnology) since August 2001 and as Executive Vice President since May 2001. He is a member of Amgen’s executive committee. Mr. Nanula served as Chairman and Chief Executive Officer at Broadband Sports Inc. (Internet media company) from 1999 until 2001. He served as President and Chief Operating Officer for Starwood Hotels and Resorts in New York from 1998 until 1999. He held a variety of executive positions at the Walt Disney Company from 1986 until 1998, including Senior Executive Vice President, Chief Financial Officer and President of Disney Stores Worldwide. He is a member of the Audit Committee and the Finance Committee.	44	2005

John M. Shalikashvili	Retired Chairman of the Joint Chiefs of Staff, U.S. Department of Defense. General Shalikashvili served as the 13th Chairman of the Joint Chiefs of Staff (armed forces) from 1993 to 1997. Previously, he served as Commander in Chief of all U.S. forces in Europe and as NATO’s 10th Supreme Allied Commander in Europe. General Shalikashvili is a visiting professor at Stanford University’s Center for International Security and Cooperation. He also serves as a director of Frank Russell Trust Company, L-3 Communications Holdings, Inc., Plug Power Inc. and United Defense Industries, Inc. He is Chair of the Audit Committee and Special Programs Committee and is a member of the Finance Committee.	68	2000

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2007

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since
John H. Biggs	Former Chairman and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. He is also a director of J.P. Morgan Chase & Co. and the National Bureau of Economic Research. He is a trustee of Washington University in St. Louis. He is Chair of the Finance Committee and a member of the Audit Committee.	68	1997

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has served as Chairman of the Board, President and Chief Executive Officer of Edison International (electric power generator, distributor and structured finance provider), the parent company of Southern California Edison, since 1990. He is a director of The Walt Disney Company. He is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	61	1995
Linda Z. Cook	Executive Director Gas & Power, Managing Director, Royal Dutch Petroleum Company. Ms. Cook was appointed Executive Director Gas & Power, in October 2004, and Managing Director, Royal Dutch Petroleum Company, CEO Shell Gas & Power (integrated petroleum), in August 2004. Previously, she served as President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from August 2003 until August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 through July 2003. She previously served as Director, Strategy & Business Development on the Shell Exploration & Production Global Executive Committee based in The Hague. Ms. Cook is a member of the Society of Petroleum Engineers. She is a member of the Audit Committee and the Finance Committee.	46	2003
Rozanne L. Ridgway	Former Assistant Secretary of State for Europe and Canada. Ms. Ridgway served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Emerson Electric Company, 3M Company, Sara Lee Corporation and Manpower Inc. She is the Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.	69	1992

BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board and Board committees on which they sit, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

During 2004, the Board of Directors met eight times, having six regular meetings and two special meetings. Directors as a group attended 97% of the Board meetings. The committees of the Board of Directors held a total of 33 meetings. Directors as a group attended 90% of the Committee meetings. Each director attended at least 81% of the meetings of the Board and the committees on which he or she served, except, due to health issues, John M. Shalikashvili who attended 64% of the meetings of the Board and the committees on which he served. Each director is expected to attend the Company’s annual meeting of shareholders. Last year, all directors attended the annual meeting of shareholders.

The Board of Directors has adopted the following Director Independence Standards consistent with the “independent director” listing standards of the NYSE.

To be considered “independent” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with the Company other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with the Company). In each case, the Board broadly considers all relevant facts and circumstances.

A director will not be deemed to be “independent” if, within the preceding three years:

(a) the director was employed by the Company or any of its direct or indirect subsidiaries;

(b) an immediate family member of the director was employed by the Company as an executive officer;

(c) the director, or an immediate family member, is a current partner of a firm that is the Company’s internal or external auditor or within the last three years (but no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d) the director is a current employee of the Company’s internal or external auditor;

(e) an immediate family member of the director is a current employee of the Company’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(f) a director, or an immediate family member, received more than $100,000 annually in direct compensation from the Company, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

(g) a director was employed as an executive officer of another company where any of the Company’s current executives serve on that company’s compensation committee;

(h) an immediate family member of the director was employed as an executive officer of another company where any of the Company’s current executives serve on that company’s compensation committee;

(i) a director was an executive officer or an employee of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any single fiscal year $1,000,000 or 2% of that company’s consolidated gross revenues, whichever is greater; or

(j) an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any single fiscal year $1,000,000 or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A director’s service as an executive officer of a not-for-profit organization will not impair his or her independence if, within the preceding three years, the Company’s charitable contributions to the organization in any single fiscal year, in the aggregate, do not exceed the greater of $1,000,000 or 2% of that organization’s latest publicly available consolidated gross revenues. The Board of Directors will review all commercial and charitable relationships of directors on an annual basis.

The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor to consider.

Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board of Directors. For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who themselves satisfy the independence guidelines.

The Board has reviewed the relationships between the Company and each of its directors and has determined that John H. Biggs, John E. Bryson, Linda Z. Cook, Kenneth M. Duberstein, John F. McDonnell, W. James McNerney, Jr., Richard D. Nanula, Lewis E. Platt, Rozanne L. Ridgway, John M. Shalikashvili and Mike S. Zafirovski are independent under the NYSE “independent director” listing standards and the Company’s Director Independence Standards.

COMMITTEE MEMBERSHIP

Pursuant to the By-Laws, the Board of Directors has established the following standing committees: Audit, Compensation, Governance, Organization and Nominating, Finance, and Special Programs. All the members of each of these standing committees meet the criteria for independence prescribed by the NYSE. Membership of the standing committees is determined at the organizational meeting of the Board in conjunction with the annual meeting. Adjustments to committee assignments may be made as of that date or such other date as the Board deems appropriate.

Membership of each committee is as follows, with committee chairpersons listed first.

Audit	Compensation	Governance, Organization and Nominating
John M. Shalikashvili	Kenneth M. Duberstein	Rozanne L. Ridgway
John H. Biggs	John E. Bryson	John E. Bryson
Linda Z. Cook	John F. McDonnell	Kenneth M. Duberstein
W. James McNerney, Jr.	Lewis E. Platt	John F. McDonnell
Richard D. Nanula	Rozanne L. Ridgway	Lewis E. Platt
Mike S. Zafirovski

Finance	Special Programs
John H. Biggs	John M. Shalikashvili
Linda Z. Cook	Lewis E. Platt
W. James McNerney, Jr.
Richard D. Nanula
John M. Shalikashvili
Mike S. Zafirovski

The Board of Directors has adopted a written charter for each committee. Shareholders may access a copy of each committee’s charter on the Company’s website at www.boeing.com/corp_gov/flash.html. In addition, a copy of the Audit Committee Charter is attached to this proxy statement as Appendix A, as required by the proxy rules. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	10 meetings in 2004

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and the independent auditor. The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed necessary to perform its duties and responsibilities.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom are not members of management and meet the applicable independence and financial literacy requirements of the Securities and Exchange Commission (“SEC”) and the NYSE. At least one member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the SEC and the NYSE, respectively. The Board of Directors has determined that Mr. Biggs is the audit committee financial expert and has the accounting or related financial management expertise and furthermore that each committee member is independent and financially literate. The Audit Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Audit Committee meets regularly in executive session. The Audit Committee:

Appoints, retains, compensates, evaluates and terminates, if necessary, the independent auditor subject to ratification by the Board of Directors;

Reviews and pre-approves both audit and non-audit services provided by the independent auditor;

Reviews and advises on the selection and removal of the internal auditor;

Reviews and recommends changes to and approves the internal audit charter;

Reviews, on an annual basis, a formal written statement prepared by the independent auditor describing internal quality control procedures and any material issues raised by the most recent review or peer review of the firm and delineating all relationships relevant to audit independence between the independent auditor and the Company;

Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002 relating to the conduct of the audit or quarterly review;

Reviews with the independent auditors, internal auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting procedures;

Meets periodically or at least annually with management, the senior internal auditing executive and the independent auditors in separate executive sessions;

Meets to review and discusses with financial management and independent auditors, prior to filing, the Company’s quarterly and annual reports filed with the SEC and certifications required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors;

Reviews earnings press releases with management and financial information and earnings guidance provided to analysts and ratings agencies;

Prepares a report for inclusion in the annual proxy statement;

Discusses with management policies and procedures regarding risk assessment and risk management;

Reviews management’s assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with the Office of Internal Governance to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;

Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification;

Presents to the Board such comments and recommendations as the Audit Committee deems appropriate, and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Audit Committee’s Charter;

Sets clear hiring policies compliant with laws and regulations for employees and former employees of the independent auditor;

Establishes and maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

Establishes and maintains procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

Conducts an annual self-evaluation; and

Reports annually to the Board regarding execution of the Audit Committee’s duties and responsibilities.

Compensation Committee	7 meetings in 2004

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements of the NYSE. The Compensation Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Committee meets in executive session as it deems necessary or appropriate. The Compensation Committee:

Establishes and administers the Company’s executive compensation plans;

Reviews the individual elements of total compensation for the Chief Executive Officer and other elected officers and recommends salary adjustments to independent members of the Board of Directors;

Amends compensation plans within the scope of the Compensation Committee’s authority and recommends plans and plan amendments to the Board;

Reviews the Company’s incentive compensation and other equity-based compensation plans and recommends changes to the Board;

Produces an annual report on executive compensation;

Conducts an annual self-evaluation; and

Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and approves the compensation based on achievement of the goals.

Governance, Organization and Nominating Committee	6 meetings in 2004

The charter of the Governance, Organization and Nominating Committee requires that the Committee be comprised of at least three members, all of whom meet the independence requirements of the NYSE. The Governance, Organization and Nominating Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Committee meets in executive session as it deems necessary or appropriate. The Governance, Organization and Nominating Committee:

Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees;

Makes recommendations to the Board concerning the organization, structure, size and composition of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

Makes recommendations concerning the compensation and benefits of directors;

Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company’s By-Laws;

Develops and recommends to the Board an annual self-evaluation process for the Board;

Formulates corporate governance guidelines for approval by the Board and reviews the guidelines on a periodic basis;

Makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers;

Conducts an annual self-evaluation;

Monitors and reviews at least annually the performance of the Chief Executive Officer and the Company’s plans for senior management succession;

Reviews and monitors the orientation and continuing education of Board members in light of the policy set forth in the Corporate Governance Principles; and

Considers possible conflicts of interest of Board members and corporate officers.

In addition to the above, the Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Committee reviews the organization, structure, size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. When assessing a director candidate’s qualifications, the Committee will consider issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. This is further described in the Corporate Governance Principles on page 15 of this proxy statement and the Committee’s charter. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

The Committee utilizes the services of search firms to help identify candidates for director who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for the Committee to review and helps set up interviews.

The Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. The Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of director candidates. Shareholders can suggest qualified candidates for director by writing to the Office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including timing, set forth in the Company’s By-Laws and as described under Submission of Shareholder Proposals for 2006 on page 49 of this proxy statement.

Finance Committee	6 meetings in 2004

The charter of the Finance Committee requires that the Committee be comprised of at least three members who are not members of management. The Finance Committee:

Reviews and makes recommendations concerning proposed dividend actions, stock splits and repurchases, current and projected capital requirements, and issuance of debt or equity securities;

Reviews strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

Reviews customer financing activities, business and related customer finance business, and funding plans of the Company and its subsidiaries;

Reviews the Company’s significant financial exposures and contingent liabilities;

Reviews the overall Company risk management program and major insurance programs;

Reviews the Company’s credit agreements and short-term investment policies; and

Reviews the investment policies, administration and performance of the trust investments of the Company’s employee benefit plans.

Special Programs Committee	4 meetings in 2004

The charter of the Special Programs Committee requires that the Committee be comprised of three or more directors. The Special Programs Committee reviews on a periodic basis those programs of the Company that for purposes of national security have been designated as classified by the U.S. government. Due to the amount of time necessary to obtain required government clearances, the Committee may operate with fewer than three members.

DIRECTOR COMPENSATION

The components of nonemployee director compensation are set forth in the table below. Directors who are employees of the Company do not receive any compensation for their service as directors.

Annual Board Retainer Fee	$60,000	*
Additional Annual Non-Executive Board Chair Retainer Fee	$90,000
Annual Retainer Fee for Committee Chair	$5,000
Additional Annual Retainer Fee for Audit Committee Chair	$5,000
Annual Deferred Stock Unit Award	$130,000	**
Additional Annual Deferred Stock Unit Awards for Non-Executive Board Chair	$120,000	**

*	The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. No additional fees are paid for attending Board or committee meetings.

**	The number of deferred stock units awarded is equal to the number of shares of Boeing stock that could be purchased with $130,000 or, in the case of the Non-Executive Chairman, $250,000, based on the Fair Market Value of the stock as of the day on which the retainer is earned. The Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The deferred stock units are credited to the director’s account in the Company’s Deferred Compensation Plan for Directors. Nonemployee directors may also defer all or part of their cash compensation into an interest-bearing cash-based account (credited annually with interest based on an AA Bond Yield) or as additional deferred stock units (an unfunded stock unit account) under the Deferred Compensation Plan for Directors. Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

On August 30, 2004, after consultation with its independent compensation consultant, the Board of Directors revised director compensation to bring it up to the median of peer companies. As a result, the equity components of nonemployee director compensation were revised, effective January 1, 2005, by eliminating stock option grants, eliminating the additional 25% Company match of deferred stock units with respect to compensation deferred into stock units and increasing the annual deferred stock unit award from $40,000 to $130,000 (from $80,000 to $250,000 for the Non-Executive Chairman). These changes are reflected in the table above.

For 2004, the equity components of nonemployee director compensation consisted of $40,000 in deferred stock units and a stock option grant for 2,400 shares (3,000 shares for Linda Z. Cook because 2004 marked her initial annual meeting). The equity components of compensation for the Non-Executive Chairman included $80,000 in deferred stock units and a stock option grant for 4,800 shares. In addition, the Company matched all deferrals into deferred stock units with a contribution of an additional 25% of such stock units. The exercise price of an option was equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest one year after grant, provided that the recipient remains a director. Options become exercisable in installments one, three and five years after the date of grant.

2004 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management of the Company has responsibility for preparing financial statements of the Company as well as for the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors, the independent auditors independence.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. Mr. Biggs is the audit committee financial expert under SEC rules and has accounting or related financial management expertise and is independent under applicable NYSE listing standards.

Mr. Zafirovski was appointed to the Audit Committee in December 2004 but does not appear as a signatory to the Audit Committee’s report because he was not a member during a substantial portion of fiscal year 2004. Mr. Nanula was elected to the Board effective January 1, 2005 and therefore was not a member of the Audit Committee during fiscal year 2004.

Audit Committee

John M. Shalikashvili, Chair

John H. Biggs

Linda Z. Cook

W. James McNerney, Jr.

INDEPENDENT AUDITORS FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent auditors, in fiscal years 2004 and 2003 were as follows:

Services Rendered/Fees	2004	2003
Audit fees(1)	$30.9 million	$16.3 million
Audit-Related Fees(2)	$1.9 million	$1.1 million
Total Audit and Audit-Related Fees	$32.8 million	$17.4 million
Tax fees(3)	$3.4 million	$4.0 million
All Other Fees(4)	$0.0 million	$0.3 million

(1)	For professional services rendered for the audits of our 2004 and 2003 annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2004 and 2003. Includes fees for issuance of comfort letters and consents related to SEC filings and other statutory audits of $1.8 million for 2004 and $0.9 million for 2003.

(2)	For audits of financial statements of employee benefit plans and potential divestitures, accounting consultations and preparatory work for Sarbanes-Oxley Act internal control requirements.

(3)	For 2004 and 2003, tax services for non-U.S. tax compliance and planning, corporate tax and expatriate software, expatriate tax compliance, and meals and entertainment deductibility. Of the fees reported for 2004, approximately $2.6 million constituted tax compliance, planning and preparation fees and $0.8 million constituted tax consulting and advisory services. Of the fees reported for 2003, approximately $3 million constituted tax compliance, planning and preparation fees and $1 million constituted tax consulting and advisory services.

(4)	Primarily for fees paid to Deloitte Consulting. Fees for 2003 relate to a project in progress at Flight Safety Training International at the time such entity was acquired by the Company in the fourth quarter of 2002. This project was completed in March 2003. No fees were incurred for financial information systems design and implementation.

The Audit Committee (the “Committee”) approved all fees noted above for 2004.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP, the Company’s independent auditors.

The Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by the Company’s independent auditors, Deloitte & Touche LLP, in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on the Company’s financial statements and internal control systems and processes, comfort letters, and other services performed to fulfill the independent auditors responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, certain consultations and tax services.

Pursuant to this policy, the Office of the Corporate Controller will obtain the Committee’s pre-approval of audit and non-audit services to be provided by the independent auditor on an annual basis. Committee pre-approval is also required for additional audit and/or non-audit services outside the scope of previously approved services in the event the fees for such additional services are equal to or greater than $250,000. On a quarterly basis, the Office of the Corporate Controller will provide written updates to the Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

CORPORATE GOVERNANCE PRINCIPLES

In order to help shareholders understand the roles and responsibilities of the Board of Directors and the Company’s governance practices, the following is a description of the Company’s corporate governance principles and current practices. The Governance, Organization and Nominating Committee reviews these practices periodically.

Responsibilities of the Board

Role of the Board

The Company’s business is conducted by its employees, managers and corporate officers led by the Chief Executive Officer (“CEO”), with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of the Company. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable business judgment on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company’s corporate officers, outside advisors and auditors.

The Board’s general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO’s performance and review the Company’s succession plan for the CEO and other elected officers; (2) review the long-range business plans of the Company and monitor performance relative to achievement of those plans; (3) consider long-range strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the nonemployee directors for their approval. The nonemployee directors then meet privately to discuss the CEO’s performance for the current year against his current performance objectives; they review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation in accordance with the policies and procedures in that Committee’s charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its most important responsibilities. The CEO reports annually to the Governance, Organization and Nominating Committee on planning for CEO succession. The Board also reviews and monitors the plan of succession for elected officers. When succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the nonemployee directors.

It has been the policy of the Company that the positions of CEO and Chairman may be held by the same person. The Board believes that having the flexibility to combine these two positions is in the best interests of the Company. If, however, the CEO were to hold the position of Chairman, the Board would consider the appointment of a lead director.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company’s codes of ethical conduct. The Board will promptly disclose any waivers from the Company’s Code of Ethical Business Conduct, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chairperson of the Governance, Organization and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Board’s Interaction With Stakeholders

The CEO and other corporate officers are responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, communities, employees, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy, however, does not preclude independent directors from meeting with stakeholders, but it is the norm that, where appropriate, directors notify and consult with management before any such meetings.

Board Composition

Board Size and Composition

The Board will have a substantial majority of directors who meet the criteria for independence of the NYSE. The Governance, Organization and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. The Committee has not established specific minimum eligibility requirements for Board members other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

Selection of Directors

Under the By-Laws, the Board has authority to fill vacancies on the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance, Organization and Nominating Committee in accordance with the policies and principles in its charter with direct input from the other directors. Shareholders may propose director nominees in accordance with the procedures set forth in the Company’s By-Laws and the charter of the Governance, Organization and Nominating Committee.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Governance, Organization and Nominating Committee before accepting outside board memberships with for-profit entities. Each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board.

Director Retirement

Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance, Organization and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. Unless waived by the Board, the Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in his or her status as an officer of the Company.

Director Compensation and Stock Ownership

It is the general policy of the Board that its compensation should be a mix of cash and equity-based compensation with a significant portion of such compensation in the form of the Company’s stock or stock-equivalent units.

The form and amount of director compensation will be determined by the Governance, Organization and Nominating Committee. The Committee periodically reviews and compares the Company’s Board compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. Nonemployee directors receive a substantial portion of their compensation in deferred stock units, which must be held until retirement or other termination of Board service.

Board and Committee Meetings

Board Agenda and Meetings

The Non-Executive Chairman, the CEO and the committee chairpersons establish the agendas for Board and committee meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board’s understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the Annual Meeting of Shareholders.

Executive Sessions

The nonemployee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting. The Non-Executive Chairman acts as the chair of the executive sessions of the nonemployee directors.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The Board has the following five committees: Audit, Compensation, Finance, Special Programs, and Governance, Organization and Nominating. Only nonemployee directors serve on the Audit, Compensation, and Governance, Organization and Nominating Committees. Chairpersons and members of these five committees are rotated periodically, as appropriate. Members of the Audit Committee periodically meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

Each committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board’s committees are expected to attend all meetings.

Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management.

Confidential Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and officers of the Company, except (1) when disclosure is required by applicable law or regulation, (2) when a shareholder expressly requests such disclosure, or (3) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Company’s stock fund or one of its retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (1) or (2) above applies.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance, Organization and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs annually, includes a survey of the individual views of all directors, which are then shared with the full Board. In addition, each of the committees performs a similar annual self-evaluation.

Director Orientation and Continuing Education

All new directors must participate in the Company’s Orientation Program, which should be conducted within six months of election. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, the Code of Ethical Business Conduct, its principal officers, and internal and independent auditors. In addition, the Orientation Program will include visits to Company headquarters and, to the extent practical, the Company’s significant facilities. All directors are also encouraged to attend, at the Company’s expense, director continuing education programs offered by various organizations.

Shareholder Rights Plan

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2005, of each director, the Company’s Named Executive Officers, and directors and executive officers as a group, and also sets forth Boeing Stock Units (“BSUs”) and other stock units and interests held pursuant to the Company’s compensation and benefit plans or pursuant to a contract. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Directors and Nominees	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)
John H. Biggs	46,730	(d)(e)	20,401	(f)	67,131
John E. Bryson	22,920	(d)(g)	18,738	(f)	41,658
Linda Z. Cook	500	(d)	3,955	(f)	4,455
Kenneth M. Duberstein	18,480	(d)	20,073	(f)	38,553
John F. McDonnell	11,702,519	(d)(h)	10,546	(f)	11,713,065
W. James McNerney, Jr.	3,060	(d)	10,715	(f)	13,775
Richard D. Nanula	0	(d)	630	(f)	630
Lewis E. Platt	10,720	(d)	21,192	(f)	31,912
Rozanne L. Ridgway	26,720	(d)	26,182	(f)	52,902
John M. Shalikashvili	7,521	(d)	7,133	(f)	14,654
Mike S. Zafirovski	0	(d)	1,115	(f)	1,115
Named Executive Officers	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)
James A. Bell	16,926	(d)	22,074		39,000
James F. Albaugh	101,201	(d)	126,740		227,941
Laurette T. Koellner	13,591	(d)	101,348		114,939
Alan R. Mulally	322,943	(d)	142,095		465,038
Harry C. Stonecipher*	1,343,367	(d)(i)	406,043		1,749,410
All directors and all executive officers as a group (25 persons)	12,802,055		1,390,773		14,192,828

*	Also served as a director. Mr. Stonecipher resigned as a director, President and Chief Executive Officer on March 6, 2005. Mr. Stonecipher will remain an employee of the Company until his retirement effective April 1, 2005. Mr. Stonecipher’s shares beneficially owned include stock options for 1,200 shares, which he forfeited upon his resignation as a director.

(a)	Consists of the aggregate total of shares of common stock held by the named individual either directly or indirectly, including 401(k) plan holdings, Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation (the “PAYSOP”) shares, and options exercisable within 60 days.

(b)	Consists of the aggregate total of BSUs, including BSUs granted in 2005 for 2004 performance, career shares, and any deferred stock units.

(c)	All persons listed as directors and nominees or Named Executive Officers own less than 1% of the Company’s outstanding common shares as of February 28, 2005, except:

% of Outstanding Shares
John F. McDonnell	1.41%
All directors and officers as a group (25 persons)	1.69

(d)	This includes the following shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days of the date of this table.

Number of Shares Issuable
James F. Albaugh	20,002
James A. Bell	9,294
John H. Biggs	12,120
John E. Bryson	19,320
Linda Z. Cook	0
Kenneth M. Duberstein	12,120
Laurette T. Koellner	0
John F. McDonnell	12,120
W. James McNerney, Jr.	3,060
Alan R. Mulally	256,600
Richard D. Nanula	0
Lewis E. Platt	9,720
Rozanne L. Ridgway	16,320
John M. Shalikashvili	7,320
Harry C. Stonecipher	1,171,200
Mike S. Zafirovski	0

(e)	This includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation, and 180 and 160 shares, respectively, held in two trusts established for family members.

(f)	These numbers represent deferred stock units held under the Deferred Compensation Plan for Directors. All nonemployee directors receive part of their Board compensation in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. (See Director Compensation on page 12.)

(g)	This includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(h)	Of the total shares shown, 4,547,017 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family. Also included are 6,972,643 shares of Boeing stock held in two trusts of which Mr. McDonnell and his brother are co-trustees and interests equal to 170,739 shares in the Boeing stock fund of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan.

(i)	This includes 168,270 shares held in the H & J Stonecipher Revocable Trust.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owners of more than 5% of the outstanding Boeing stock as of December 31, 2004.

Name/Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Bank and Trust Company (“State Street”) 225 Franklin Street Boston, Massachusetts 02110	91,272,178(a)	10.9%

(a)	Information is based on a Schedule 13G filed by State Street on February 22, 2005, as amended. State Street reports that at December 31, 2004, it had sole power to vote or direct the vote of 27,295,398 shares and sole power to dispose of or direct the disposition of zero shares. It also reports that it shared voting power over 63,976,780 shares and shared dispositive power over 91,272,178 shares. State Street is the Trustee of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (the “VIP”), the Company’s BAO Voluntary Savings Plan (the “BAO VSP”) and the PAYSOP. It has informed the Company that the shared voting and dispositive amounts reported include 62,932,123 shares held in the VIP trust, 148,884 shares held in the BAO VSP trust and 895,773 shares held in the PAYSOP trust, at December 31, 2004. The Trustee has dispositive power for the shares in the VIP trust, the BAO VSP trust and the PAYSOP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP, the BAO VSP and the PAYSOP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund, the BAO VSP stock fund and the PAYSOP stock fund, respectively, for which voting instructions are timely received.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2004, except that Harry S. McGee, III had one amended report to correct a prior timely filed report.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors has the responsibility to establish and oversee the Company’s executive compensation program that serves the long-term interests of Boeing and its shareholders. The Committee reviews and approves all executive compensation elements, including any special compensation and benefits provided to the Chief Executive Officer (“CEO”) and other Named Executive Officers. The Committee also reviews and approves corporate goals and objectives relevant to executive compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and recommends the CEO’s compensation level to independent members of the Board based on this evaluation.

The Committee is composed entirely of nonemployee, independent directors. The Committee directly engages an independent executive compensation consultant for advice regarding trends and various issues associated with the Company’s program and practices.

Executive Compensation Policy

The Committee’s goal is to manage an executive compensation program that motivates and rewards business success and increases shareholder value. As such, the Company’s executive compensation programs are designed to:

1.	Pay competitively with other major corporations that operate diversified businesses in global markets;

2.	Link pay to Company and individual performance by targeting a significant portion of an executive’s total pay as variable, at-risk compensation that is dependent on the successful achievement of specified annual and long-term performance goals; and

3.	Further align executive compensation with shareholder interests by establishing specific stock ownership guidelines for executive officers and creating programs that encourage and facilitate executive share ownership.

Executive Compensation

Boeing executive officers are assigned to pay grades, determined by comparing individual responsibilities with industry survey data and the internal pay structure. Each pay grade has an established salary range, with corresponding annual target incentive and long-term incentive award opportunities.

Each year the Committee considers the executive compensation levels of a comparison group of companies (“peer group”). For 2004, the peer group was selected based on size, technology focus, global operations and diversified business. Application of these criteria resulted in a peer group representing a cross section of 25 leading companies, spanning 10 S&P industry sectors, with annual sales and market capitalizations comparable to Boeing. The peer group includes six companies in the S&P 500 Aerospace & Defense Index used in the performance comparison graph on page 26.

Using compensation survey data, Boeing targets its executive officers’ pay at competitive levels within the peer group companies. The Committee’s goal of paying at competitive levels resulted in executive officer compensation levels (salary and target annual and long-term incentive award opportunities) for 2004 that were, overall, approximately at the middle of the peer group companies.

Base Salaries

Base salaries recognize individual skills, experience and sustained job performance. Executive officer salaries are determined by an evaluation of individual performance and by comparisons to internal peers and external market data for similar positions.

Annual Incentives

The Company’s annual incentive award program is a variable, performance-based compensation program that focuses management attention on annual Company performance as measured by economic profit. Executives are assigned a target incentive award based on their pay grade. The target incentive award percentages assigned to the Named Executive Officers for 2004 ranged from 75% to 100% of salary. Individual payouts can range from 0% to 200% of target. Each executive’s actual incentive award is based on Company performance against pre-established economic profit goals and an individual performance factor.

The measure for Company performance is economic profit, which reflects operating profit less the cost of capital, and may include an adjustment for certain non-recurring items that are outside of the normal course of business, unusual and/or infrequent, and not reflective of the Company’s core business. For 2004, the Committee determined that the Company’s performance against the pre-established economic profit goals resulted in a score of 1.4, which was above the target of 1.0.

Executive annual incentive awards are paid in a combination of cash and BSUs, which are restricted stock units without voting rights that earn dividend equivalents. BSUs vest three years from the date of the award and are forfeited if the executive’s employment terminates for any reason other than retirement, layoff, disability or death before the vesting date. Executive officer incentive awards for 2004 performance were paid out approximately 60% in cash and 40% in BSUs. The values of the BSUs at the time of grant to the Named Executive Officers are shown in footnote 5 to the Summary Compensation Table on page 27.

Long-Term Incentives

The Company’s long-term executive incentive compensation program consists of Performance Shares, which are rights to receive Boeing stock based on the Company’s achievement of specified stock price appreciation hurdles. These equity awards recognize executive impact level and corporate success in creating shareholder value. Selected senior executives are also awarded Career Shares, which are units of Boeing stock paid out upon retirement.

Performance Shares. The Performance Share program is designed to focus executives on stock price appreciation by requiring the Boeing stock price to reach various pre-established stock price hurdles within a five-year period. Performance Shares are granted annually, and the size of the grant is determined by a multiple of salary depending on the executive’s pay grade. Performance Shares may vest at any time during the five-year period if the average daily closing price of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves one of the specified hurdles. The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant, depending on the level of stock price performance achieved. The Committee establishes the terms for Performance Share grants based on business expectations, market conditions and its compensation philosophy.

Performance Shares are distributed in Boeing stock shortly after the specified performance hurdle is met. Performance Shares earn dividend equivalents, which are accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed. The number and terms of Performance Shares granted to the Named Executive Officers in 2004 are shown in the Long-Term Incentive Plans—Awards in Last Fiscal Year Table on page 29.

Career Shares. Career Shares are units of Boeing stock whose payout is contingent on the executive staying with the Company until retirement. The Career Shares are forfeited if the executive’s employment terminates before retirement for any reason other than layoff, disability or death. Career Shares are granted to senior executives who make substantial contributions to the management, growth and success of major components of the Company’s business. The number of Career Shares an executive is granted is based on a fixed percentage of base salary (20%). Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed. The values of the Career Shares at the time of grant to the Named Executive Officers are shown in footnote 5 to the Summary Compensation Table.

The Committee may also make grants of stock options and restricted stock or restricted stock units to selected executive officers in appropriate circumstances. These circumstances would generally include the hiring of new executive officers or the need to retain current executive officers.

Since 1998, the Company has followed Financial Accounting Standard No. 123, which requires the Company to recognize a charge to earnings for the “fair value” cost of all stock-based employee incentive compensation awards.

Chief Executive Officer Compensation

Mr. Stonecipher, who served as chief executive officer until March 6, 2005, received an annual base salary of $1,500,000 based on consideration of competitive practices among the peer group companies, and he was granted Performance Shares and Career Shares in 2004 consistent with the guidelines outlined under “Long-Term Incentives.” Mr. Stonecipher’s target annual incentive for 2004 was set at 100% of base salary. For 2004 performance, he was awarded an actual annual incentive award, consistent with the terms described under “Annual Incentives,” of 140% of salary, based on his ability to focus the Company to achieve excellent financial results and strong stock performance in 2004. Mr. Stonecipher was also eligible for additional benefits available to executive officers as outlined under “Other Compensation.”

Other Compensation

In addition to base salary and annual and long-term incentive award opportunities, the Company also provides its executive officers with benefits and perquisites targeted to competitive practices.

Executive officers are eligible to participate in Company-provided retirement plans (see “Pension Plans” on page 30) and the Boeing Deferred Compensation Program. The Deferred Compensation Program provides executives an opportunity to defer up to 50% of base salary, any annual incentive awards and vested Performance Shares into an interest-bearing account (credited annually with interest based on an AA Bond yield) or Boeing deferred stock units (an unfunded stock unit account). In order to encourage long-term stock ownership (see “Stock Ownership”) if Boeing deferred stock units are elected, the Company provides a 25% matching contribution that is restricted from withdrawal until an executive’s retirement. The values of matching deferred stock units, at the time of grant, to the Named Executive Officers are shown in footnote 5 to the Summary Compensation Table.

The Company has an Executive Layoff Benefit Plan, which covers all executives and provides severance benefits equal to one year’s base salary plus annual target incentive compensation, adjusted by Company performance, in the event an executive’s job is eliminated. The Company does not have employment agreements with any of the Named Executive Officers.

In 2004, executive officers were eligible to receive the following perquisites: access to the Company’s plane for business purposes and, primarily in the case of executive vice presidents, personal usage; club memberships for business purposes, company-provided leased vehicles, first-class air travel, financial services allowance and an annual physical exam.

The Company also provides a Supplemental Executive Retirement Plan (“SERP”) to its executives. The plan is designed to provide retirement benefits based on age, service with the Company and base salary. The SERP benefit helps to make up for benefits not accrued under the traditional pension plan due to compensation limits imposed by the Internal Revenue Code of 1986, as amended.

Stock Ownership

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company’s compensation programs. Stock ownership for executives promotes alignment of their interests with those of shareholders. The Committee has established stock ownership guidelines which provide that, within a three-year period, executives should attain an investment position in Boeing stock and vested stock units of six times annual base salary for the CEO, four times base salary for Executive Vice Presidents and Senior Vice Presidents, and one to two times base salary for all other Vice Presidents. The Committee has determined that as of December 31, 2004, all the Named Executive Officers were in compliance with their respective guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation. The Company also has a salary and incentive award deferral plan that permits compensation deferred under the plan by Named Executive Officers to be exempt from the limit on tax deductibility.

The Committee’s policy is to provide annual incentive awards and Performance Share awards that are intended to be fully deductible by the Company for income tax purposes. However, in order to maintain ongoing flexibility of the Company’s compensation programs, the Committee may from time to time approve annual compensation that exceeds the $1 million limitation. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

Compensation Committee

Kenneth M. Duberstein, Chair

John E. Bryson

John F. McDonnell

Lewis E. Platt

Rozanne L. Ridgway

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on $100 invested at year-end in 1999 in Boeing stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Aerospace & Defense Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Return to Shareholders

Cumulative Return—Assumes $100 Invested, Reinvestment of Dividends

5 Years—12/99 through 12/04

	Base Period	Years Ended
Company / Index	Dec. ’99	Dec. ’00	Dec. ’01	Dec. ’02	Dec. ’03	Dec. ’04
BOEING CO	100	161.20	96.01	83.09	108.30	135.24
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P 500 AEROSPACE & DEFENSE	100	125.38	103.15	97.85	120.44	139.72

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation of the Company’s Named Executive Officers (“NEOs”). Annual compensation and long-term incentive plan (“LTIP”) payouts include amounts deferred at the officer’s election. All numbers are rounded to the nearest dollar or whole share.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Other Annual Compensation ($)(4)		Restricted Stock Awards ($)(5)	Securities Underlying Options (#)	LTIP Payouts ($)(6)	All Other Compensation ($)(7)
James A. Bell(1) President and Chief Executive Officer; Executive V.P. and Chief Financial Officer	2004 2003 2002	$596,154 287,115 246,827	$491,400 120,400 104,000	$0 0 0		$419,957 115,784 108,795	0 0 0	$477,762 0 0	$6,766 5,848 67,633
James F. Albaugh Executive V.P., President and Chief Executive Officer, Integrated Defense Systems	2004 2003 2002	725,000 747,500 653,481	647,100 220,600 317,500	86,021 81,364 0	(8) (8)	661,461 292,445 372,889	0 10,000 0	2,675,496 0 0	7,994 123,862 43,333
Laurette T. Koellner Executive V.P. and President, Connexion by Boeing	2004 2003 2002	565,269 535,692 473,654	484,900 263,600 252,000	92,863 158,148 0	(9) (9)	700,218 271,136 240,773	0 0 0	1,911,078 0 0	106,159 361,723 232,436
Alan R. Mulally Executive V.P., President and Chief Executive Officer Commercial Airplanes	2004 2003 2002	819,692 818,038 749,424	468,400 386,500 440,500	99,169 161,992 95,197	(10) (10) (10)	521,360 460,461 464,043	0 0 0	2,904,828 0 0	21,161 52,702 48,896
Harry C. Stonecipher(2) Former President and Chief Executive Officer	2004 2003 2002	1,500,000 109,615 681,155	1,260,000 91,700 473,000	163,251 54,229 0	(11) (11)	1,234,830 190,473 800,856	0 3,000 0	0 0 0	656,291 637,598 120,729

(1)	Mr. Bell was appointed the Company’s President and Chief Executive Officer, on an interim basis, on March 6, 2005. Mr. Bell continues to serve as the Company’s Executive Vice President and Chief Financial Officer.

(2)	Mr. Stonecipher served as the Company’s President and Chief Executive Officer from December 1, 2003 until his resignation on March 6, 2005. Mr. Stonecipher previously served the Company as Vice Chairman of the Board until June 1, 2002, and as President and Chief Operating Officer from 1997 until May 1, 2001. Mr. Stonecipher will remain an employee of the Company until his retirement effective April 1, 2005.

(3)	Annual incentive compensation (consisting of cash payments reported in the Bonus column and BSUs reported in the Restricted Stock Awards column) is based on performance in the year shown, but is determined and paid during the following year.

(4)	The amount reported in the Other Annual Compensation column reflects perquisites and other personal benefits only if the aggregate amount of such compensation for the given year meets or exceeds the lesser of either $50,000 or 10 percent of the total annual salary and bonus for the NEO.

(5)	The amount reported in the Restricted Stock Awards column for each officer is the value of (a) BSUs awarded in February 2005 for performance in fiscal year 2004 and (b) Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer’s annual incentive award, using as a purchase price the Fair Market Value of the stock on that date. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions.) However, in accordance with the SEC’s proxy rules, the value of the BSUs awarded is shown here using the closing market price of the stock on the date of the award, which was $54.97 on February 28, 2005.

BSUs are stock units that earn dividend equivalents, which are accrued in the form of additional BSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of Boeing stock or cash equal to the Fair Market Value of one share at the time of vesting. Career Shares are stock units that are paid out in stock, contingent on the officer’s staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company’s Deferred Compensation Plan for Employees. For each deferral of salary into a stock unit account (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units.

The following table shows the aggregate number and value of BSUs granted to each of the NEOs in 2005 for service in 2004, and the number and value of Career Shares and matching deferred stock units granted to each of them in 2004. The values are based on the closing market price of Boeing stock on the dates of grant.

	Number of Stock Units Granted for 2004			Value
	BSUs	Career Shares	Matching Deferred Stock Units	BSUs	Career Shares	Matching Deferred Stock Units
James A. Bell	5,969	2,105	0	$328,137	$91,820	$0
James F. Albaugh	7,861	4,360	940	432,108	190,183	39,170
Laurette T. Koellner	5,891	3,127	4,852	323,830	136,400	239,989
Alan R. Mulally	5,691	4,781	0	312,812	208,547	0
Harry C. Stonecipher	15,306	9,020	0	841,377	393,452	0

The following table shows the aggregate number and value of BSUs, Career Shares and matching deferred stock units held by each of the NEOs at year-end, plus the BSUs awarded in 2005. The value of all such shares and units is based on the closing price of Boeing stock on December 31, 2004, which was $51.77 per share, except for the BSUs granted in 2005, whose value is based on the closing price of the stock on February 28, 2005, which was $54.97.

All Stock Units Outstanding

	Number	Value
James A. Bell	19,558	$1,031,627
James F. Albaugh	58,616	3,059,682
Laurette T. Koellner	44,532	2,324,251
Alan R. Mulally	68,627	3,571,011
Harry C. Stonecipher	26,929	1,443,070

(6)	Amounts shown represent the value of Performance Shares when they vested in 2004, based on the Fair Market Value of the Boeing stock on the dates of vesting. Although reported here as dollar amounts, Performance Shares are distributed in shares of Boeing stock.

(7)	Amounts reported in the All Other Compensation column for 2004 include the sums of the values of (a) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, (b) premiums paid by the Company for term life insurance for the benefit of the insured, (c) expenses paid by the Company in connection with executive relocations and/or temporary living expenses, and (d) annual aggregate payments under the Company’s qualified and non-qualified retirement plans.

All Other Compensation

	(a)	(b)	(c)	(d)
James A. Bell	$3,400	$3,366	$0	$0
James F. Albaugh	3,400	4,594	0	0
Laurette T. Koellner	3,400	3,556	99,203	0
Alan R. Mulally	15,981	5,180	0	0
Harry C. Stonecipher	17,615	7,392	0	631,283

(8)	The amount for 2004 represents perquisites, including $59,292 for personal use of Company aircraft. The amount for 2003 represents perquisites, including $58,879 for personal use of Company aircraft.*

(9)	The amount for 2004 represents perquisites, including $68,107 for personal use of Company aircraft. The amount for 2003 represents perquisites, including $134,892 for personal use of Company aircraft.*

(10)	The amount for 2004 represents perquisites, including $59,858 for personal use of Company aircraft and $13,768 in tax reimbursement. The amount for 2003 represents perquisites, including $107,351 for personal use of Company aircraft and $31,050 in tax reimbursement. The amount for 2002 represents perquisites, including $45,088 for personal use of Company aircraft and $30,122 in tax reimbursement.*

(11)	The amount for 2004 represents perquisites, including $116,111 for personal use of Company aircraft. The amount for 2003 represents perquisites, including $38,409 for financial counseling and $15,820 for personal use of Company aircraft.*

*	Certain executives are encouraged to use Company-owned aircraft for business and personal travel for security reasons and consistent with the Company’s Executive Protection Policy. Amounts for 2004 and 2003 represent the aggregate incremental cost to the Company for personal use of Company aircraft. Amounts for 2002 were previously reported and calculated in accordance with IRS guidelines for imputed income for personal use of Company aircraft.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to option exercises in 2004 by the NEOs and the number and assumed value of outstanding options held by the NEOs at year-end. No options were granted to NEOs in 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(3)
	Shares Acquired on Exercise	Value Realized(2)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
James A. Bell	0	0	9,294	10,000	$0	$250,100
James F. Albaugh	0	0	20,002	10,000	0	250,100
Laurette T. Koellner	0	0	0	0	0	0
Alan R. Mulally	29,328	792,560	256,600	0	1,757,540	0
Harry C. Stonecipher(1)	0	0	1,171,200	1,800	44,108,501	42,600

(1)	Mr. Stonecipher’s options include exercisable stock options for 1,200 shares and unexercisable stock options for 1,800 shares, both of which he forfeited upon his resignation as a director on March 6, 2005.

(2)	The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions.)

(3)	Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 31, 2004, which was $51.89. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum annual increase in share price within a five-year period before any awards can be paid. The 2004 Performance Share awards are contingent on the Company’s achieving threshold, target and maximum stock prices of $60.94, $87.06 and $97.94, respectively, within five years from the date of grant. The grant date share price of Boeing stock for purposes of the 2004 Performance Share awards was $43.53 (the average daily closing of a share of Boeing stock on the NYSE over a 20-consecutive-day period ending on the date of grant).

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves one of the specified hurdles. The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed. The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 30%, 45%, 60%, 75% and 90% and if the target is achieved, then in increments of 110% and 120% up to the maximum 125%.

The following table sets forth information with respect to Performance Shares granted to the NEOs in 2004.

			Contingent Future Payouts at Specified Stock Prices
	Number of Shares	Performance or Other Period Until Maturation or Payout	Less Than $60.94 Threshold (#)	$60.94 Threshold (15%)	$87.06 Target (100%)	$97.94 Maximum (125%)
James A. Bell	42,093	2004-2009	0	6,314	42,093	52,616
James F. Albaugh	108,990	2004-2009	0	16,349	108,990	136,238
Laurette T. Koellner	78,172	2004-2009	0	11,726	78,172	97,715
Alan R. Mulally	119,513	2004-2009	0	17,927	119,513	149,391
Harry C. Stonecipher	360,794	2004-2009	0	54,119	360,794	450,993

PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2005, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company’s Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified defined benefit plan. A portion of that benefit will be paid under the Company’s Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the benefit will be paid under the SERP. Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the qualified plan; however, non-qualified benefits are not pre-funded and are paid out of the Company’s general assets. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

	Years of Credited Service
Remuneration	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
600,000	144,000	192,000	240,000	288,000	336,000	384,000
900,000	216,000	288,000	360,000	432,000	504,000	576,000
1,200,000	288,000	384,000	480,000	576,000	672,000	768,000
1,500,000	360,000	480,000	600,000	720,000	840,000	960,000
1,800,000	432,000	576,000	720,000	864,000	1,108,000	1,152,000
2,100,000	504,000	672,000	840,000	1,008,000	1,176,000	1,344,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000	1,536,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000

Under the SERP, credited service begins on the commencement of employment. Pension benefits are based on years of credited service times 1.6% of average annual compensation for the last five years of employment. Compensation includes average annual salary plus average annual incentive compensation (both annual cash bonus and BSU awards) and does not include any other forms of remuneration. Benefits calculated under the SERP are limited to 100% of a participant’s annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan.1 Had Mr. Mulally attained age 65 and retired on January 1, 2005, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $132,000 per year. Because the SERP limits pension benefits to 100% of annual salary, Mr. Mulally’s benefits would have been reduced accordingly. Mr. Albaugh’s, Mr. Bell’s and Ms. Koellner’s benefits have not exceeded the SERP limit and would therefore not have been reduced.

The following table provides the credited years of service and compensation covered for the following NEOs.

	Years of Credited Service	Compensation Covered
James A. Bell	34.0	$477,881
James F. Albaugh	20.5	$1,173,142
Laurette T. Koellner	27.0	$830,176
Alan R. Mulally	35.5	$1,681,356

Upon his original retirement on June 1, 2002, Mr. Stonecipher began receiving his annual retirement benefit of $631,000, which he will continue to receive. This amount is included in Mr. Stonecipher’s “All Other Compensation” in the Summary Compensation Table. This benefit reflects the terms of an employment agreement that applied to his first period of employment. Under that agreement, he received credit for twice as many years of service as he actually worked for the Company. Upon his retirement effective April 1, 2005, Mr. Stonecipher will have accrued an additional annual benefit under the Pension Value Plan and the SERP for his period of re-employment from December 1, 2003 through March 31, 2005 (partially offset by the value of payments he received prior to his retirement) in the amount of $42,799.

(1)

The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base pay depending on the participant’s age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant’s account is converted into an annuity.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

Executive Layoff Benefit Plan. The Boeing Executive Layoff Benefit Plan (the “Plan”) is an ongoing layoff benefits program for executives who are involuntarily laid off from the Company. The Plan is intended to constitute a welfare benefit severance plan under the Employee Retirement Income Security Act of 1974, as amended. The Plan is unfunded and paid directly from the general assets of the Company.

Benefits under the Plan are provided when an executive-level position is eliminated by the Company, the executive does not become employed elsewhere within the Company, and the executive is involuntarily laid off. In addition, if the scope, duties or responsibilities of an executive position have changed significantly, and the position is no longer evaluated as an executive-level position, then the executive position is deemed eliminated and the key executive is eligible for benefits under the Plan, unless the executive either (a) accepts a position within the Company (including a nonexecutive position) or (b) rejects an executive-level position offer.

Eligible participants under the Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by the Company’s actual performance score for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement.

The Plan is administered by the Compensation Committee of the Board of Directors.

RELATED-PARTY TRANSACTIONS

In 2004, a subsidiary of the Company, Boeing Management Company (“BMC”), entered into a license agreement providing Bugeye Technology, Inc. (“BTI”) rights to use the Company’s patents and technology related to certain advanced video display technologies in exchange for aggregate five-year minimum license fees and annual royalty payments of $4,450,000 based on sales made by BTI. BTI was formed through the Company Chairman’s Innovation Initiative (“CII”) program. Douglas A. Swain, who serves as the President of BTI is the son of David O. Swain, who was an executive officer of the Company until his retirement on October 1, 2004. David Swain recused himself from any involvement in the transaction and any dealings with BTI so long as he was an employee of the Company. The Company believes that the terms of this transaction were consistent with market conditions.

Under the agreement, BTI’s annual amount of license fees and royalty payments payable to BMC based on sales for the annual period ended June 1, 2004 was $140,000. This amount has not been paid, and the Company is renegotiating the terms of the license agreement.

ITEM 2.  ADVISORY VOTE ON APPOINTMENT OF

DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

Deloitte & Touche LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2004. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2005.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 3 through 9 on the proxy card) to be presented by the respective shareholder proponent (or the shareholder’s designated proxy or representative) at the Annual Meeting. The name of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative), the address of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative) and the number of shares held by each shareholder proponent are indicated.

In accordance with applicable proxy statement regulations, the respective proponents have provided the proposed resolutions and accompanying supporting statements set forth below, for which the Company and its Board of Directors accept no responsibility. Some of the proposals contain assertions about the Company and other matters that we believe are incorrect. We have not attempted to refute all these inaccuracies. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal. For the reasons stated, the Board of Directors does not support these proposals.

ITEM 3.  SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of over 200 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS, as shareholder we are concerned about what Boeing does elsewhere, especially with dictatorial governments.

We believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious reputational risks and diminished share value if they are seen as responsible for, or complicit in, human rights violations;

Among the various nations where our country operates, the Peoples Republic of China has consistently been noted as violating basic human rights. Yet, Boeing has been called “China’s most valuable lobbyist.” It has also worked to have the U.S. government grant China Most Favored Nation status. Meanwhile, increasingly, it transfers jobs there;

The Wall Street Journal editorialized (09/26/02) how Christians in China “are harassed, jailed and sometimes killed. Catholics loyal to the Pope remain persecuted, as are Protestants whose only crime is reading the Bible, without official authorization, in their own homes.”

Boeing has no comprehensive human rights policy enabling it to effectively manage and avoid allegations of aiding and abetting such abuses;

Other global companies have adopted comprehensive human rights policies based upon the Universal Declaration of Human Rights (1948);

We believe significant commercial advantages may accrue to Boeing by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, divestment campaigns, and law suits;

Congressional resolutions have been introduced calling for human rights criteria for companies operating in China, Tibet and elsewhere;

RESOLVED: shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights. We suggest the Board adopt such a policy at the earliest possible time and that it issue a report on the progress made in this regard, especially in places like China which have consistently been listed as in violation of basic human rights, no later than November 5, 2005.

Proponents’ Supporting Statement

We believe our human rights policy should include:

•	Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).
•	Standards regarding the use of security personnel, both private and host country security forces, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.
•	Human rights and social impact assessment conducted prior to any decision to invest in countries in civil conflict or which have poor human rights records, as prepared by the U.S. Department of State.
•	A plan for implementing these commitments and policies throughout our company’s global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting.

Board of Directors’ Response

The Company already has in place policies and related procedures designed to ensure that its operations worldwide are conducted using the highest standards of integrity and ethical business conduct applied uniformly and consistently.

The Company’s Office of Internal Governance, which reports directly to the Company’s Chief Executive Officer, is responsible for the Company’s internal audit, ethics, import, export, international service contractors, and compliance assessment programs. The Ethics and Business Conduct Committee, whose members include the Chief Executive Officer and presidents of the operating groups, is responsible for ensuring that appropriate policies and procedures exist to implement the Company’s ethics and compliance programs. The Company requires that all employees sign (and employees must annually recommit to) the Company’s code of conduct.

The Company’s policies in other important functional areas provide similar guidance. For example, the policy on Safety, Health and Environmental Affairs states the Company’s commitment to provide employees with a safe and healthful workplace, protect the environment wherever the Company conducts business, and strive for excellence in safety, health and environmental stewardship. The policy on People states the Company’s commitment to promote a work environment that fosters communication, productivity, creativity, teamwork and employee satisfaction, and to provide fair and equitable compensation and benefits.

The Company’s Supplier Management policy establishes the Company’s commitment to ensure the highest standard of ethical and business conduct as it relates to the procurement of goods and services. Suppliers, consultants and contract labor receive ethics and business conduct training materials so that they are aware of the Company’s standards of business conduct. Contract terms for third-party providers state the expectation that they will have or develop and will adhere to a code of ethical standards.

The Board of Directors believes that adoption of the policy called for by this proposal is unnecessary because the Company’s principles, policies and practices already address the objectives sought by the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 3.

ITEM 4.  SHAREHOLDER PROPOSAL ON MILITARY CONTRACTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

The School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125-2897, and the Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, MO 63121-3399, owners of approximately 980 shares of common stock, have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Proponents’ Supporting Statement

Our company, as a global corporation, faces increasingly complex ethical questions and challenges as the international, social, cultural, economic and political context within which it operates changes.

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences for the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, nations and a sustainable environmental future.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding/contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;

•	consideration of the impact of the contract on a sustainable environment, which in appropriate cases might include long-term environmental impact studies, questions of waste management or toxic releases and transfers;

•	strategies for stability of employment, including descriptions of alternate production plans and funding sources;

•	directives for business practices which respect the culture of communities in which factories are located;

•	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

•	disclosure of the existence and nature of arrangements with any local security forces;

•	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

We believe that careful, values-based consideration of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of the company as an ethical entity entitled to derive profit from armament manufacturing.

Board of Directors’ Response

The U.S. government relies on the technological and manufacturing capability of the private sector to develop the expertise and produce the equipment it has determined will be needed to achieve a sound defense posture as the nation faces new and varied threats. The Company, with its technological capabilities and expertise, participates in the nation’s defense activities in the belief that it is appropriate to support government decisions made in the interest of peace and national security.

The Company is committed to the highest standards of corporate integrity and ethical business conduct. This commitment is implemented through its ethics and business conduct policy and other ethics and compliance policies and procedures, that apply to all of its operations, including the bidding and performance of its military contracts.

The Company sells military products only in strict compliance with the requirements of the U.S. government. The Board of Directors believes that the development of criteria for the bidding, acceptance and implementation of military contracts is properly within the purview of government policymakers and regulators. The Company’s policies require compliance with all U.S. laws and regulations that control the export and sale of military products overseas. Many of the Company’s overseas sales of military products are made under contracts with the U.S. government, which then sells the products directly to a foreign government that is a U.S. ally or friendly nation. Most of these transfers are a matter of public record through U.S. government-provided information or the news media.

The Board of Directors does not believe that the review and report requested by this proposal are warranted or that the report would be informative to shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 4.

ITEM 5.  SHAREHOLDER PROPOSAL ON DISCLOSURE OF POLITICAL CONTRIBUTIONS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Newground Social Investment, 1326 N. 76th Street, Suite 100, Seattle, WA 98103, as proxy for Dyke R. Turner, owner of approximately 544 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS: Boeing has a strong tradition of integrity and ethical behavior, as evidenced by a Code of Conducts that includes:

“Employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, reputation or otherwise cause embarrassment to the company.”

However, our Company’s political contributions and involvements raise serious ethical concerns;

Because buying votes is illegal, investors may rightly ask “what is the purpose of political contributions?” This is particularly so when campaign recipient(s) hold opposing views to those of a shareholder;

The perception that campaign contributions may be linked to the awarding of government contracts, subsidies, or the altering of regulations or bidding procedures may be detrimental to the long-term best interests of shareholders;

A fine line exists between ethical behavior and improper political influence. Our Company may have crossed that line, as evidenced by numerous ethical lapses that have embarrassed the Company and cost shareholders money. These include:

Being caught in possession of a competitor’s proprietary information,

Loss of a number of rocket launch contracts because of engaging in prohibited behavior,

Delay and possible loss of a $23.5 billion contract for Air Force tankers due to illegal procurement practices, and

The guilty plea of a former Boeing CFO for felony violation of business ethics law;

We believe a full disclosure policy would counter a perceived climate of secrecy and serve all shareholders, and others associated with our Company;

THEREFORE, BE IT RESOLVED: That Boeing prepare and submit to shareholders an annual report that addresses the following:

Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include (but not be limited to) policies on contributions and donations to federal, state, and local political candidates—including any foreign candidates, political parties, political committees, elected officials and other political entities organized and operating under 26 U.S.C. Sec. 527;

An accounting of Boeing’s resources (including property and personnel) contributed or donated to any of the persons and organizations described above;

A business rationale for each of Boeing’s political contributions or donations;

Identification of the person or persons in the Company who participated in making the decision to contribute or donate.

Proponent’s Supporting Statement

We feel there is a compelling need to counter an ethics scandal that has implicated officers at the highest ranks of our Company, and that has already resulted in the loss of certain contracts (rocket launches), has delayed if not derailed others (the Air Force tanker lease/purchase), and could impact trade disputes regarding important European markets.

In this regard, secrecy may not be the best corporate policy. As with Enron and other scandals there can be a backlash against companies that are perceived to take advantage of the public and public trust.

Therefore, we feel full disclosure of our Company’s political efforts will benefit all shareholders and we urge a VOTE FOR this common-sense proposal.

Board of Directors’ Response

The Board of Directors opposes this proposal as unnecessary because a comprehensive system of reporting and accountability for political contributions in the United States already exists. Current law limits the amount of contributions and the uses of corporate funds, and it also provides for public disclosure and accountability for compliance. The Board notes that the Company’s political contributions are generally reported and publicly available at the appropriate government agencies, including the Federal Election Commission, whose website is www.fec.gov.

The Board of Directors believes that all political contributions made by the Company help support the Company’s businesses and are in the best interests of the Company and its shareholders. Political contributions to federal candidates and political party committees are made by the Company’s political action committee (PAC), which is not funded by corporate funds, but from voluntary contributions by management-level employees. The PAC is administered by a committee of senior management employees. The Board authorizes annually the maximum aggregate contributions that the Company can make on the state and local level, as permitted by, and in strict compliance with, applicable law.

The Board of Directors recommends that you vote against this proposal because it would result in the unnecessary reporting of information that is already publicly available and would only create a needless expense for the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

ITEM 6.  SHAREHOLDER PROPOSAL ON DECLASSIFICATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, as proxy for Mr. Thomas Finnegan, 8152 S.E. Ketchum Road, Olalla, WA 98359, owner of approximately 74 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely convert from the current stagger system to 100% annual election of each director in one election cycle if practicable.

Proponent’s Supporting Statement

The Safeway Inc. 2004 definitive proxy is one example of converting from a complete stagger system to a complete annual election of each director system in one election cycle.

70% Yes-Vote

Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average yes vote in 2004. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommended adoption of this proposal topic.

We as shareholders voted in support of this topic.

Year	Rate of Support
1999	51%
2002	50.5%
2003	56%
2004	59%

These percentages are based on yes and no votes cast. These repeated votes prevailed even though our Directors had objected in extra letters to shareholders. These extra director objections were paid for by our company. Furthermore, year-after-year our Directors hired an expensive law firm which aggressively tried (and failed) to exclude us from voting on a number of key proposals.

The Council of Institutional investors recommended adoption of any shareholder proposal which wins but one majority shareholder vote. Apparently our Directors feel that 4-times the Council’s threshold is not enough. In failing to take positive action our Directors did not reasonably cite that they had commissioned a single shareholder survey by an independent expert to understand shareholders’ consistent support for this topic.

Lockheed Martin shareholders already benefit from annual election of each director and Raytheon Directors moved to adopt this topic on November 2, 2004.

Annual election would allow us to meaningfully express to each director annually our concerns such as:

•	Cumulative ethical lapses, including those by our ex-CEO, ex-CFO and ex-Senior VP which could result in $23 billion of lost 767 business.

•	Employment discrimination.

•	Our “famously forgiving board of directors”—as described in Business Week.

I believe annual election for each director should be triggered when the majority of Directors standing for election receive more than 10% withheld (No) votes each in an uncontested election.

At our 2004 annual meeting 3 of 4 directors were the object of more than 16% withheld votes each:

Withheld
• John Biggs	16%
• John Bryson	17%
• Rozanne Ridgeway	17%

By contrast Linda Cook with the least tenure on our board received only 4% withheld votes. Percentages are based on “For” and “Withheld” votes.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

“In my view it’s best for the investor if the entire board is elected once a year. Without an annual election of each director shareholders have far less control over who represents them.”

Elect Each Director Annually

Yes on 6

Board of Directors’ Response

We believe that our classified board structure, with approximately one-third of the directors standing for election each year for three-year terms, strengthens the independence of our nonemployee directors and provides stability and continuity, all of which enhance the ability of the Board of Directors to develop and execute long-term strategic planning. This is illustrated by the Board’s decision to authorize the development of the Company’s 787 aircraft, a commitment that stretches over several years and one that will best be fulfilled by a stable and continuous Board. The classified board structure also safeguards the Company against the efforts of a third party intent on quickly taking control of the business and not paying fair value for the business and its assets by giving directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. Because all eleven members of the Board are currently independent, the directors would use this tool for the benefit of all shareholders, and not to entrench management. Directors selected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Directors have the same fiduciary duties regardless of the length of their terms.

The Board of Directors recognizes that similar proposals have passed by a majority of those voting. After the vote at last year’s annual meeting, the Board and its Governance, Organization and Nominating Committee again gave careful consideration to this proposal. The Committee, with the assistance of outside corporate governance experts, reviewed the actions taken by the Company in response to majority votes on this proposal in prior years, trends in shareholder voting on these issues, institutional investor concerns and other shareholder considerations. The Committee engaged in a thorough review of all the options and ramifications associated with eliminating or maintaining the classified board, and discussed the various arguments for and against classified boards. The Board has concluded that the classified board structure continues to be in the best interests of the Company and its shareholders, and recommends that you vote against this proposal. The Board’s view that the classified board structure continues to serve its purposes remains widely accepted. This is evidenced by the fact that over half of the S&P 500 companies have classified boards, including many other well-respected corporations.

The Company and the Board of Directors have a long-standing commitment to sound corporate governance practices for the benefit of the Company and its shareholders. The Board’s decision regarding the classified board took into account the overall framework of our corporate governance structure, and should be viewed in this context. Currently, all eleven members of the Board are independent under the New York Stock Exchange’s independence standards. The Board has determined that, under current circumstances, it is appropriate to have a Non-Executive Chairman who is vested with significant responsibilities, including presiding over executive sessions of the Board that are held at each regular Board meeting, facilitating communication between independent directors and management, providing input for Board meetings and overseeing the selection of prospective Board candidates. The Board has adopted a policy to seek shareholder approval prior to adopting any shareholder rights plan, subject to the Board’s continuing fiduciary duties. Under this policy, any shareholder rights plan adopted without prior shareholder approval shall be submitted to a shareholder vote within one year or be redeemed or expire. At last year’s annual meeting, management submitted a proposal to shareholders, which they approved and which has been implemented, to remove the supermajority vote requirements in the Company’s charter documents relating to the approval of certain business combinations and certain changes in the Company’s capital stock.

The Board of Directors believes that its processes for reviewing this proposal, its consideration of all viewpoints, and the many corporate governance measures that it has implemented demonstrate the Board’s responsiveness to shareholder concerns and its commitment to sound governance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.  SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Mr. Edward P. Olson, 3729 Weston Place, Long Beach, CA 90807, owner of approximately 200 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Adopt Simple Majority Vote

RESOLVED: That our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote—to the greatest extent possible.

Proponent’s Supporting Statement

75% Yes-Vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Terminate the Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of the shareholder majority. For example, in requiring a 75% vote of shares to make certain governance changes, if 74% vote yes and only 1% vote no—only 1% could force their will on the overwhelming 74% majority. Such 75% supermajority vote requirements can lock in provisions that are harmful to shareholders. Supermajority requirements also limit shareholders’ role in our company.

530 Million Yes-Votes or 94%

The management proposal to eliminate some of our supermajority vote requirements won 530 million yes-votes at our 2004 annual meeting. This was more than 94% of the yes and no votes cast. The company said it would thus adopt its 2004 limited version of this proposal topic.

At the same 2004 meeting the more comprehensive shareholder proposal on this same topic won 60% of the yes and no votes cast. This 60% vote was the third-time we voted in favor of this topic in a more comprehensive form. The 60% vote followed a 54% vote in 2003 and a 50.7% vote in 2002. The Council of Institutional Investors recommends adoption of each proposal which wins but one majority shareholder vote. Thus there is the potential that shareholders will give a 4th majority vote to this topic at the 2005 annual meeting.

Boards that ignore majority shareholder votes

Large investors are concerned about Boards that ignore majority shareholder votes. For example, a binding shareholder proposal was published in the 2004 Sears (S) proxy. This proposal called for the formation of a committee to communicate directly with the Sears Board if the Board ignores certain majority shareholder votes.

Terminate the potential for frustration of the overwhelming shareholder majority by only 1% of shareholders.

Adopt Simple Majority Vote

Yes on 7

Board of Directors’ Response

The Company and the Board of Directors have a long-standing commitment to sound corporate governance practices for the benefit of the Company and its shareholders. At the 2004 annual meeting, management submitted a proposal to shareholders to remove the supermajority vote requirements in the Company’s charter documents relating to the approval of certain business combinations and certain changes in the Company’s capital stock. This proposal was approved by shareholders and has been implemented. The Board determined that the remaining supermajority vote provisions, which relate to certain fundamental aspects of our governing instruments such as shareholder meetings, the number and removal of directors, the filling of vacancies on the Board, the classification of the Board and cumulative voting, should be maintained because they comprise the fundamental framework of our governance structure and are intended to preserve and maximize the value of the Company for all shareholders by protecting against self-interested actions by one or a few large shareholders. The Board believes that its decision to retain these voting provisions continues to represent an appropriate balance on this matter.

The Company’s charter documents require approval by at least 75% of our outstanding shares before changes to these provisions can be made. The vote requirement is reduced to a majority of the outstanding shares if the Board of Directors, in the exercise of its fiduciary duties, finds that such actions are in the best interests of the Company and its shareholders. These supermajority vote provisions, which are included in the governing documents of many public corporations, are designed to encourage a person making an unsolicited bid for the Company to negotiate with the Board to reach terms that are fair and provide the best results for all shareholders. These voting provisions do not preclude changes to the corporate governance provisions, but they do ensure that fundamental changes of this nature can only be made when a broad consensus of shareholders agrees that a change is prudent.

The Board of Directors recognizes that similar proposals to eliminate all supermajority vote provisions have passed by a majority of those voting. After the vote at last year’s annual meeting, the Board and its Governance, Organization and Nominating Committee again gave careful consideration to this proposal. The Committee, with the assistance of outside corporate governance experts, reviewed the actions taken by the Company in response to majority votes on this proposal in prior years, trends in shareholder voting on these issues, institutional investor concerns and other shareholder considerations. The Committee engaged in a thorough review of all the options and ramifications associated with eliminating or maintaining supermajority vote provisions, and discussed the various arguments for and against supermajority vote provisions. The Committee and the Board have concluded that the remaining supermajority vote provisions continue to be in the best interests of the Company and its shareholders. Their decisions took into account the overall framework of our corporate governance structure (discussed elsewhere in this proxy statement), and should be viewed in this context. For these reasons, the Board recommends that you vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.  SHAREHOLDER PROPOSAL ON MAJORITY VOTE SHAREHOLDER COMMITTEE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, as proxy for Mr. David R. Watt, 23401 N.E. Union Hill Road, Redmond, WA 98053, owner of over 100 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RECOMMEND, Adopt Shareholder Committee to Address our Majority Votes. If a Rule 14a-8 shareholder proposal receives a majority of the votes cast yes or no and our Board of Directors does not take the action requested in the Proposal (or, in the case of a Proposal needing further shareholder approval, does not resolve to submit such approval to shareholders, and recommend in favor of its approval, at the next shareholders’ meeting) within 90 days of the meeting at which the vote was obtained, then:

(a)	Our Board will constitute a “Majority Vote Shareholder Committee” composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee and who support the shareholder proposal;

(b)	The purpose of this Committee will be to communicate with our Board regarding the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the company; and

(c)	The independent members of the Board shall meet with the Committee no fewer than two times prior to the deadline for Rule 14a-8 shareholder proposals for the next annual meeting.

The Board may abolish the Committee if:

(i) the Board takes the action requested in the Proposal; or

(ii) the Proposal’s proponent notifies the Board that it does not object to abolition of the Committee.

Proponent’s Supporting Statement

There is a need for this proposal because our directors have a record of ignoring our majority shareholder votes. For example we as shareholders repeatedly voted in support of annual election of director.

Percentages are based on yes or no votes cast.

Year	Rate of Support
1999	51%
2002	50.5%
2003	56%
2004	59%

Yet our directors have not moved to adopt this topic.

These repeated voted prevailed even though our Directors had objected in extra letters to individual shareholders. These extra director objections were paid for by our company.

I believe that this proposal has greater importance at our company because our Directors may place too much reliance on an expensive outside law firm for our Directors’ corporate governance advice. Year-after-year our

Directors hired this expensive outside law firm to aggressively attempt to exclude us from even voting on annual election of each director and other core governance topics. The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the independent directors. This proposal does not aim to supplant the board’s decision-making power, but to improve that decision-making by ensuring that shareholders’ viewpoints are fully presented to the independent directors.

Adopt Shareholder Committee to Address our Majority Votes

Yes on 8

Board of Directors’ Response

The Company already has appropriate policies and procedures in place that meet the standards of the New York Stock Exchange (“NYSE”), which require listed companies to provide a method for all interested parties to communicate directly with the independent directors. Consistent with this rule, the Board of Directors has established guidelines and procedures providing all shareholders with a means to communicate with the independent directors, including with respect to majority vote proposals. As stated elsewhere in this proxy statement and on the Company’s website, shareholders wishing to communicate with one or more directors may send communications to the Non-Executive Chairman of the Board or any of the Board Committee chairpersons. Any director receiving communications from shareholders through these channels has the discretion to meet with shareholders to discuss such communications.

Creation of a formal shareholder committee would merely add another process that duplicates one that is already provided by the Company and mandated in substance by the NYSE rules. Furthermore, while the special shareholder committee would purport to represent the interests of all shareholders, it may instead become a vehicle for special interest groups that do not represent the interests of all shareholders as a group.

As discussed in the Board of Directors’ response to the two preceding shareholder proposals, the Governance, Organization and Nominating Committee, with the assistance of outside corporate governance experts, carefully reviews proposals that received a majority vote, trends in shareholder voting on these issues, institutional investor concerns and other shareholder considerations as part of its determination of whether or not implementation of this proposal would be in the best interests of the Company and all its shareholders. All members of the Board, including each member of the Committee are independent under the NYSE’s independence standards. The Board already has appropriate policies and procedures in place, consistent with NYSE standards, by which shareholders can communicate with independent directors on majority vote proposals. The creation of a shareholder committee is unnecessary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.  SHAREHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THIS PROPOSAL.

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, owner of approximately 100 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders request that our Board adopt a full-time policy that an independent director shall serve as Chairman of the Board of Directors. In other words that our Chief Executive Officer shall not concurrently serve as his own Chairman of the Board. And formalize this as corporate governance policy or bylaw.

Proponent’s Supporting Statement

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. I believe that separating the roles of Chairman and CEO will promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO. An independent Chairman can enhance investor confidence in our Company and strengthen the integrity of our Board of Directors.

Integrity is critical if our company is serious about winning a $20 billion contract for 767 Air Force jet-tankers in 2005, preventing a premature shut-down of the 767 production line, maintaining 767 jobs and winning versus Airbus.

Recent corporate scandals have focused attention on the issue of board independence and the need for an independent board chairman. According to The Wall Street Journal, “in a post-Enron world of tougher corporate-governance standards, the notion of a separate outside chairman is gaining boardroom support as a way to improve monitoring of management and relieve overworked CEOs.” Source: “Splitting Posts of Chairman, CEO Catches on With Boards,” November 11, 2002.

A blue-ribbon commission of the National Association of Corporate Directors recently observed “it is difficult for us to see how an active CEO, already responsible for the operations of the corporation, can give the time necessary to accept primary responsibility for the operations of the board.”

In January 2003 the Conference Board said, “Typically, the CEO is a member of the board, but he or she is also part of the management team that the board oversees. This dual role can provide a potential for conflict, particularly in those cases in which the CEO attempts to dominate both the management of the company and the exercise of the responsibilities of the board.”

The Conference Board added that it was “profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance.”

By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of our Board. Accordingly, I believe that having an independent director serve as Chairman can help ensure the objective functioning of an effective board. Conversely, I fear that combining the positions of Chairman and CEO may result in a passive and uninvolved board that rubber-stamps the CEO’s own decisions.

Independent Board Chairman

Yes on 9

Board of Directors’ Response

An independent director, Lewis E. Platt, has served as Non-Executive Chairman of the Board since December 1, 2003. As Chairman, he is vested with significant responsibilities, including presiding over executive sessions of the Board of Directors that are held at each regular Board meeting, facilitating communication between independent directors and management, providing input for Board meetings and overseeing the selection of prospective Board candidates. Although the Board has determined that, under current circumstances, it is appropriate to have a Non-Executive Chairman, the Board believes that it should be free to exercise its judgment to determine who should serve as Chairman at any particular point in time in light of the Company’s then-current and anticipated future circumstances. The proposed by-law or policy would require a particular structure and permanently deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient and in the best interests of shareholders.

The Board of Directors has been, and continues to be, a strong proponent of Board independence. Currently, all eleven members of the Board, including each member of the Board’s Audit, Compensation, and Governance, Organization and Nominating Committees, are independent directors under the New York Stock Exchange’s independence standards. The Board believes that the Company’s Corporate Governance Principles, which are set forth on page 15 of this proxy statement and which are available on the Company’s website, ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to long-range business plans, long-range strategic issues and risks, and integrity. The Corporate Governance Principles also provide that the Non-Executive Chairman, the CEO and the committee chairpersons establish the agendas for Board and committee meetings, and that each director is free to suggest items for the agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. The governance principles further provide that the nonemployee directors have the opportunity to meet in executive session without management being present as a regularly scheduled agenda item for every Board meeting, and that the Non-Executive Chairman acts as the chair of these executive sessions. The governance principles also provide that if the CEO were to hold the position of Chairman of the Board, the Board would consider the appointment of a lead independent director. Finally, the governance principles provide that all Board committees, including those whose members are exclusively independent directors, may seek legal, financial or other expert advice from a source independent of management.

The Board of Directors believes the Company’s By-laws and Corporate Governance Principles provide the appropriate flexibility for the selection of a Chairman of the Board and that this proposal imposes an unnecessary restriction that is not in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 9.

GENERAL INFORMATION

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available 10 business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the Office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The Notice of Annual Meeting and Proxy Statement and 2004 Annual Report are available on our Internet site at www.boeing.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive these communications electronically via the World Wide Web. For additional information and to sign up, you can access www.econsent.com/ba.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the annual report or proxy statement. Registered shareholders wishing to receive a separate annual report or proxy statement in the future or registered shareholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s Transfer Agent:

EquiServe Trust Co., N.A.

P.O. Box 43016

Providence, Rhode Island 02940-3016

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company’s 2004 Annual Report was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

(1)	Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

(2)	Calling (425) 965-4408;

(3)	Accessing the Company’s website at www.boeing.com; or

(4)	Accessing the SEC’s website at www.sec.gov.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2006

The Company’s next annual meeting will be held on Monday, May 1, 2006. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company’s 2006 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by midnight Central time on Friday, November 18, 2005.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement, including shareholder nominations for or suggestions of candidates for election as directors, that is received by the Company earlier than Sunday, January 1, 2006, or later than Tuesday, January 31, 2006 will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(l). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Shareholder nominations for or suggestions of candidates for election as directors must contain the following information:

•	a statement that the writer is a shareholder entitled to vote on the election of directors at the next annual meeting and is proposing a candidate for consideration by the Governance, Organization and Nominating Committee;

•	the name and contact information of the candidate;

•	a statement of the candidate’s business and educational experience and other relevant biographical data;

•	a statement detailing any relationship between the candidate and the Company, including, among others, any customer, supplier, competitor, employee or shareholder of the Company;

•	a statement detailing any relationship or understanding between the proposing shareholder and the candidate; and

•	a signed statement from the candidate consenting (i) to be named in the proxy statement and proxy if selected and (ii) to serve on the Board if elected.

CONTACTING THE BOARD OF DIRECTORS

The Board of Directors has established a process whereby shareholders can send communications to the Non-Executive Chairman of the Board and each of the Board Committee chairpersons. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

APPENDIX A

The Boeing Company

Audit Committee Charter

PURPOSE

The Audit Committee is established by and amongst the Board of Directors for the primary purpose of assisting the Board in oversight of:

(1)	Integrity of the Company’s financial statements,

(2)	Company’s compliance with legal and regulatory requirements,

(3)	Independent auditor’s qualifications and independence, and

(4)	Performance of the Company’s internal audit function and independent auditor.

In fulfilling their responsibilities hereunder, it is recognized that the members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession. As such, it is not the duty of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the judgment of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed necessary to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor, outside legal, accounting or other advisers that the Audit Committee chooses to engage.

ORGANIZATION

Members:

The Audit Committee shall consist of three or more directors who are not members of management and meet the independence and expertise requirements as defined by the New York Stock Exchange (NYSE) Listed Company Manual who are free from any relationship, including disallowed compensatory arrangements, that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The chairperson and members of the Committee shall be appointed by the Board of Directors at the annual organization meeting of the Board. At least one member of the Committee shall be a “financial expert,” as determined by the Board, in compliance with the criteria established by the SEC. The Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities.

Meetings:

Audit Committee meetings shall be in conjunction with regular Board of Directors meetings and at such other times as called by or on behalf of the chairperson of the Committee.

A majority of the members of the Audit Committee shall constitute a quorum. The act of a majority of the members of the Audit Committee present at a meeting at which a quorum is present shall be the act of the Committee. The Committee meets regularly in executive session.

RESPONSIBILITIES

The responsibilities of the Audit Committee are to:

1.

Appoint, retain, compensate, evaluate and terminate, if necessary, the independent auditor. The audit committee should present its conclusions with respect to the independent auditor to the Board of Directors. The independent auditor is the public accounting firm that will be retained to perform audit services for the Company, any of its subsidiaries, or any related parties, including employee benefit plans sponsored by the Company.

2.	Review and pre-approve both audit and non-audit services to be provided by the independent auditor.

3.	Review and advise on the selection and removal of the General Auditor. Additionally, the Audit Committee will review, recommend changes to, and approve the Internal Audit Charter.

4.	Review, on an annual basis, a formal written statement prepared by the independent auditor describing:

•	The firm’s internal quality control procedures

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues and

•	All relationships relevant to auditor independence between the independent auditor and the Company. This includes discussion of such relationships, and recommending that the Board of Directors take appropriate action in response to the outside auditor’s report to satisfy itself of outside auditor’s independence

5.	Discuss with management or the independent auditor, as appropriate, the matters required to be discussed by Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002 relating to the conduct of the audit or quarterly review. This includes:

•	Independent auditor responsibility under generally accepted auditing standards

•	All significant and critical accounting policies and practices

•	Management judgments and accounting estimates

•	All alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditor

•	Material written communications between the independent auditor and management including, but not limited to, the engagement letter, independence letter, management representation letter, management letter, and schedule of audit adjustments

•	Report on Form 10-K and other information in the Annual Report

•	Disagreements with management, including management’s response

•	Difficulties encountered in performing the audit, including management’s response

•	Consultations with other accountants

•	Major issues discussed with management prior to retention

•	An analysis of the auditor’s judgment about the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements

6.	Review with the independent auditors, internal auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting processes.

7.	Meet periodically or at least annually with management, the senior internal auditing executive, and the independent auditors in separate executive sessions.

8.

Meet to review and discuss with management and the independent auditors, prior to filing, the Company’s quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K, including the Management’s

Discussion and Analysis of Financial Condition and Results of Operations, any management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors.

9.	Review and discuss earnings press releases with management as well as financial information and earnings guidance provided to analysts and rating agencies. Discussions of earnings press releases as well as financial information and earnings guidance may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made). Discussions need not occur in advance of each earnings press release or each instance in which earnings guidance is provided.

10.	Prepare a report and other additional information required for inclusion in the annual proxy statement to include at least the following:

•	A statement that the Committee has reviewed and discussed the audited financial statements with management

•	A statement that the Committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Required Communications with Audit Committees

•	A statement that the Committee has received written disclosures from, and held discussions with, the independent auditors on matters required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees

•	A conclusion as to the Committee’s Recommendation to the Board of Directors as to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission

•	A statement outlining the Company’s policies and procedures related to pre-approval by the Committee of audit and non-audit services to be provided by the independent auditor

•	A schedule showing fees paid to the independent auditor for audit and non-audit services for the most recent two fiscal years. Fees must be categorized as follows: Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees. Other than for Audit Fees, a description of the types of services provided under these categories must be included

•	A statement indicating that Audit Committee members are independent as defined under the listing standards of the NYSE

•	A statement identifying which member of the Committee is the “financial expert”

11.	Review this charter on an annual basis and recommend to the Board of Directors changes to the charter as appropriate to support an affirmation by the Board of Directors.

12.	Discuss with management, policies with respect to risk assessment and risk management.

13.	Review management’s assessment of compliance with laws, regulations, and Company policies relative to payments to individuals or organizations retained as foreign sales consultants.

14.	Meet with the Office of Internal Governance to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct.

15.	Review significant pending and threatened litigation, the status of advancement of expenses to employees involved in company-related legal proceedings, and related indemnification.

16.	Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

17.	Establish and maintain procedures for:

•	The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters

•	The confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters

18.	Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

19.	Report annually to the Board of Directors regarding the execution of the Committee’s duties and responsibilities as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

20.	Present to the Board of Directors such comments and recommendations as the Audit Committee deems appropriate, and perform such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of this charter.

DIRECTIONS AND MAP

2005 Annual Meeting of Shareholders

Renaissance Chicago Hotel

One West Wacker Drive

Chicago, Illinois

May 2, 2005 – 10:00 A.M.

General Directions

From O’Hare Airport (18 miles SE):

Travel on 90 East to the Kennedy Expressway East.

Exit on Ohio (heading East).

Turn right on Clark.

Turn left on Wacker Drive.

From Midway Airport (12 miles N):

Go North on Cicero Ave. to I-55 North.

Take I-55 north to Lake Shore Drive.

Exit on Randolph St.

Turn right on Dearborn St.

Turn right on Wacker Drive.

•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.

•	If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2815 at least two weeks in advance of the meeting.

•	Self-parking is available through the Renaissance Chicago Hotel for $20.00 (“special event rate”). Vouchers will be available at the Annual Meeting registration tables. This rate does not apply to valet parking, nor does it include overnight parking.

•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

SKU Number 0707-PS-05

BOEING ®

2005 ANNUAL MEETING

ADMISSION TICKET

This ticket will admit shareholder and one guest.

c/o EquiServe Trust Company, N.A. P.O. Box 8694 Edison, NJ 08818-8694

ANNUAL MEETING OF SHAREHOLDERS

TIME: Monday, May 2, 2005, 10:00 a.m., Central Time

PLACE: The Renaissance Chicago Hotel One West Wacker Drive Chicago, Illinois

Your vote is important. Please vote immediately.

Vote-by-Internet

1. Log on to the Internet and go to http://www.eproxyvote.com/ba.

2. Follow the steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free

1-877-PRX-VOTE (1-877-779-8683).

2.	Follow the recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example.

0707

The Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposals 3 through 9.

1.Election of Directors:

(01) Kenneth M. Duberstein;

(02) W. James McNerney, Jr.;

(03) Lewis E. Platt; and

(04) Mike S. Zafirovski.

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except as noted above.

2.Advise on appointment of Deloitte & Touche LLP as Independent Auditors.

FOR

AGAINST

ABSTAIN

3.Adopt human rights policies.

FOR

AGAINST

ABSTAIN

4.Prepare a report on military contracts.

5.Prepare a report on political contributions.

6.Declassify the Board of Directors.

FOR

AGAINST

ABSTAIN

7.Adopt simple majority vote.

8.Create a majority vote shareholder committee.

9.Require an independent Board Chairman.

Mark here for comments and note at left.

Mark here for address change and note at left.

Signature (s)

Date

Signature (s)

Date

Please sign exactly as the name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Boeing Company will be held on Monday, May 2, 2005, 10:00 a.m., Central Time, at the Renaissance Chicago Hotel, One West Wacker Drive, Chicago, Illinois.

There are 9 proposals to be voted on at the Meeting:

1. Elect four persons to the Board of Directors for three-year terms expiring in 2008.

2. Advisory vote on appointment of Deloitte & Touche LLP as independent auditors.

3. Vote on shareholder proposal on human rights policies.

4. Vote on shareholder proposal on military contracts.

5. Vote on shareholder proposal on disclosure of political contributions.

6. Vote on shareholder proposal on the declassification of Board of Directors.

7. Vote on shareholder proposal on simple majority vote.

8. Vote on shareholder proposal on majority vote shareholder committee.

9. Vote on shareholder proposal on independent Board Chairman.

We will also transact any other business properly brought before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2, AND AGAINST ITEMS 3 THROUGH 9.

If you were a shareholder of record at the close of business on March 3, 2005, you are entitled to vote at the Meeting.

If you have any questions about the Meeting, please contact the Office of the Corporate Secretary, The Boeing Company, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

The Renaissance Chicago Hotel is handicap accessible. If you require special assistance, call the Office of the Corporate Secretary.

By order of the Board of Directors

James C. Johnson

Vice President, Corporate Secretary and Assistant General Counsel

PROXY / VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2005

The undersigned hereby appoints John H. Biggs, John E. Bryson, and John F. McDonnell (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, May 2, 2005 (the “Meeting”), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading “Proxies and Voting at the Meeting,” the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee’s judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

If no direction is given, this proxy will be voted FOR Proposals 1 and 2, and voted AGAINST Proposals 3 through 9.

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE

MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

SEE REVERSE

SIDE